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                                 SUPPLEMENT ONE
                   Offer to Exchange and Consent Solicitation

                            ALL STAR GAS CORPORATION
                   (formerly known as Empire Gas Corporation)

                                 Supplement One
                   Offer to Exchange and Consent Solicitation
                        11% Senior Secured Notes due 2003
                           for All of its Outstanding
                      12 7/8% Senior Secured Notes due 2000
                               CUSIP No. 291714AC7


         This Supplement One ("Supplement One") to the Offer to Exchange of All Star Gas Corporation ("All Star" or the "Company") dated November 2, 2000 (the "Offer to Exchange") with respect to All Star's 12 7/8% Senior Secured Notes due 2000 (the "Old Notes") amends and supplements certain information contained in the Offer to Exchange. The date of this Supplement One is February 2, 2001. Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Offer to Exchange. Except as supplemented hereby the terms and conditions of the Offer to Exchange shall remain in full force and effect. The Offer to Exchange is supplemented as follows:

Expiration Date; Withdrawal of Tenders

         All Star has extended the period during which the Offer to Exchange is open until February 16, 2001. The Offer to Exchange expires at 5:00 p.m., Eastern Standard time, on February 16, 2001 (the "Expiration Date"). As of 5:00 p.m., Eastern Standard time, December 1, 2000, the entire $50,880,000 outstanding principal amount of the Old Notes had been tendered, and as of 9:00 a.m., Eastern Standard time, January 30, 2001, $120,000 of the tenders had been withdrawn. Tenders of Old Notes pursuant to the Offer to Exchange may be withdrawn at any time prior to the Expiration Date. The Company's obligation to accept for exchange Old Notes validly tendered pursuant to the Offer to Exchange remains subject to certain conditions, including, without limitation, (i) the tender of 100% of the aggregate principal amount of the Old Notes outstanding and not owned by All Star and its affiliates and (ii) satisfaction of the General Conditions set forth in the Offer to Exchange.

Aggregate Principal Amount and Interest Payment Dates of New Notes

         Pursuant to the terms of the Offer to Exchange, the Company offered to exchange an aggregate principal amount of $50,880,000 of its New Notes for a like principal amount of its issued and outstanding Old Notes from the registered holders thereof. The New Notes were to bear interest at the rate of 11% commencing as of August 1, 2000, payable semiannually each June 30, and December 30. Pursuant to the Offer to Exchange, upon acceptance of the New Notes, the holders of the New Notes would not have any right to receive interest on the Old Notes accruing from January 1, 2000 to July 31, 2000.

         The Offer to Exchange is hereby amended pursuant to the terms of this Supplement One to include the amount of interest accrued from August 1, 2000 to November 30, 2000 in the principal amount of the New Notes. Accordingly, the Company hereby offers to exchange an aggregate principal amount of $53,063,600


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of its New Notes for all of the issued and outstanding $50,880,000 principal amount of its Old Notes from the registered holders thereof. The New Notes will bear interest from December 1, 2000 at the rate of 11% per annum, payable on March 30, 2001 and on each June 30, September 30, December 30 and March 30 thereafter. The additional principal amount of New Notes will be distributed to tendering Holders on a pro-rata basis.

        Upon acceptance of the New Notes, the holders of the New Notes (i) will not have any right to receive any interest on the Old Notes accruing from January 1, 2000 to and including November 30, 2000, and (ii) shall be deemed to have waived all rights arising under or in relation to the Old Indenture, and the Old Indenture shall be deemed to be discharged and canceled and the provisions thereof, including the provisions of Article VII thereof, shall be or no further force and effect.

Security Interests

        Pursuant to the terms of the Old Indenture, as amended by the Supplemental Indenture for the Old Notes dated May 30, 2000, the Old Notes were secured by a pledge of the outstanding shares of stock of certain subsidiaries of the Company and certain tangible and intangible assets of All Star Gas Inc. of Colorado, a subsidiary of All Star ("All Star Colorado"). To enable the Company to obtain a Credit Facility (as defined below) the New Notes will be secured by, and the New Indenture and the other security agreements will be revised to permit: (i) a pledge of the outstanding shares of stock of certain subsidiaries of the Company; (ii) a pledge of certain outstanding shares of stock of the Company; (iii) a lien on certain tangible and intangible assets of All Star Colorado (subject to certain release provisions as described below); and (iv) the right, upon the request of the holders of a majority in principal amount of the New Notes to the Trustee, to obtain a lien on certain of the current and future assets of the Company and certain of its subsidiaries (including All Star Colorado), as further described below.

Payment of Interest and Principal Uncertain; Credit Facility

        During the past several months, the Company has negotiated with various potential lenders to obtain a working capital credit facility ("Credit Facility"). To obtain a Credit Facility, the Company anticipates that it will be required to pledge certain assets to the provider of such Credit Facility. In anticipation of that requirement, the New Indenture will be revised to permit the Company, subject to the conditions described in the Indenture, to pledge (or to release, if applicable) a lien on certain personal property of the Company and certain of its subsidiaries (including All Star Colorado) to such provider.

        The New Indenture will provide that the Company will not be permitted to pledge certain personal property of the Company and of specified subsidiaries, or to obtain the release of the lien on certain assets of All Star Colorado

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heretofore pledged to the New Noteholders, if: (i) the Company fails to obtain a
Credit Facility by September 30, 2001; or (ii) the Company is not required to pledge such collateral to the provider of the Credit Facility.

         As of the date of this Supplement One, the Company is currently negotiating a Credit Facility with a lender which, if consummated, will be collateralized as permitted under the Indenture.

         If the Company is not able to obtain a Credit Facility by September 30, 2001, it will lose the ability to pledge certain collateral to a Credit Facility lender, thereby reducing the likelihood of obtaining such a Credit Facility. Further, if the Company is not able to obtain a Credit Facility by December 30, 2001 (or prior to the expiration of the subsequent 30-day grace period for such payment permitted by the New Indenture), it does not expect, based upon its current projections, to be able to make the entire interest payment due December 30, 2001 in respect of the New Notes, and may not be able to make future interest or principal payments thereafter. As of the date of this Supplement One, the Company has not been able to obtain a Credit Facility. Furthermore, even if the Company is able to obtain a Credit Facility, no assurance can be given that the Company will be able to make interest or principal payments thereafter.

Tax Liability for Fiscal Year Ending June 30, 2000

         As described in the Offer to Exchange, the Company's tax liability reported on its tax returns for the fiscal year ending June 30, 2000 was approximately $9.7 million. Subsequent to filing its tax returns for the fiscal year ending June 30, 2000, the Company paid its tax liability owed to various state tax authorities and a portion of its federal tax liability. As of the date of this Supplement One, the Company's federal tax liability with respect to the fiscal year ending June 30, 2000 is approximately $7.3 million, not including additional penalties, interest and costs that may accrue. The Internal Revenue Service has begun to file mortgages against numerous parcels of real property owned by the Company and its subsidiaries. The Internal Revenue Service has also filed a Notice of Federal Tax Lien which provides the Internal Revenue Service with a lien on all property and rights to property belonging to the Company and its subsidiaries. A federal tax lien does not amount to a seizure of the Company's assets, but it does serve to establish the priority with the Internal Revenue Service with respect to the Company's assets. The lien in favor of the Internal Revenue Service is senior to any other lien on such property.

         The Company has been engaged in negotiations with the Internal Revenue Service to develop a payment plan which is agreeable to both parties. The parties have agreed, in writing, upon a payment plan whereby the Company is required to pay the Internal Revenue Service $214,000 per month, however, as of the date of this Supplement One, the Internal Revenue Service has not agreed in writing to the Company's request to release any of its assets or those of its subsidiaries for the purpose of enabling the Company to obtain a Credit Facility. Accordingly, there can be no assurance that the Internal Revenue

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Service will release any of the assets from the federal tax lien against the assets of the Company and its subsidiaries.

Optional Redemption

         On and after the issue date of the New Notes, the Company may redeem the New Notes at any time as a whole, or from time to time in part, at a redemption price equal to the "Accreted Value" on such redemption date. The "Accreted Value" means as of any date (the "specified date") with respect to each $1,000 face amount of the New Notes, the following amount:

                  (i) if the specified date is one of the following dates (each an "accrual date"), the amount set forth opposite such date below:


             Accrual Date                       Accreted Value

             December 31, 2000..................  $     821.67
             June 30, 2001......................        857.33
             December 31, 2001..................        893.00
             June 30, 2002......................        928.67
             December 31, 2002..................        964.33
             On or after June 30, 2003..........   $  1,000.00


                  (ii) if the specified date occurs between two accrual dates, the sum of (A) the accreted value for the accrual date immediately preceding the specified date and (B) an amount equal to the product of (i) the accreted value for the immediately following accrual date less the accreted value for the immediately preceding accrual date and (ii) a fraction, the numerator of which is the number of days (not to exceed 180 days) from the immediately preceding accrual date to the specified date, using a 360-day year of twelve 30-day months, and the denominator of which is 180.

Qualification of New Indenture Under the Trust Indenture Act of 1939

         Immediately prior to the distribution of this Supplement One, the Company filed a Form T-3, Application for Qualification of Indenture Under the Trust Indenture Act of 1939, with the Securities and Exchange Commission (the "SEC") with respect to the amended Offer to Exchange. The SEC has a statutory period of up to 20 business days to review the Form T-3 and pursuant to the Form T-3 even longer to continue its review. While the Company intends to request that the SEC accelerate effectiveness of the Form T-3 to prior to the Expiration Date, it is possible the SEC may not so accelerate effectiveness and the Company may need to extend the period during which the Offer to Exchange will remain open.

Consent Solicitation; Letter of Transmittal

         As a condition to the Offer to Exchange, the Company is soliciting consents from the Holders of 100% of the $50,880,000 in aggregate principal amount of the outstanding Old Notes not owned by All Star or its affiliates for acceptance of the amended terms of the Offer to Exchange contained in this Supplement One. The procedures and terms for submitting consents to the amended terms of the Offer to Exchange are contained in the accompanying Consent and Letter of Transmittal.

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Certain U.S. Federal Income Tax Consequences

         The following discussion is a summary of certain federal income tax consequences to Holders of the exchange of Old Notes for New Notes and of the ownership of New Notes acquired pursuant to the Exchange Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This summary does not discuss all the federal income tax consequences that may be relevant to a Holder in light of the Holder's particular circumstances. In particular, this summary does not address any special rules that may be applicable to insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities or currencies, pass- through entities, foreign corporations, persons who are not citizens or residents of the United States, or persons whose functional currency is other than the United States dollar. In addition, this summary does not address any state or local tax considerations that may be relevant to a Holder's decision to exchange Old Notes for New Notes pursuant to the Exchange Offer.

         THE FOLLOWING IS NOT TAX ADVICE TO ANY HOLDER OF OLD NOTES. ALL HOLDERS OF OLD NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND OF THE OWNERSHIP AND DISPOSITION OF NEW NOTES RECEIVED IN THE EXCHANGE OFFER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

         For federal income tax purposes, the receipt of New Notes in exchange for an Old Note will be a taxable disposition of the Old Note, and the Holder of the Old Note will be required to determine and recognize the gain or loss, if any, on the exchange. Gain will be recognized by the Holder to the extent the amount realized from the receipt of the New Notes exceeds the Holder's adjusted basis in the Old Note. Loss will be recognized by the Holder to the extent the Holder's adjusted basis in the Old Note exceeds the amount realized from the receipt of the New Notes. The amount realized from the receipt of the New Notes will equal the issue price of the New Notes. As described below, the issue price of each $1,000 face amount New Note should be equal to the Accreted Value of the New Note on the date the Offer to Exchange is consummated.


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         The Company will have the option each day to redeem each $1,000 face amount New Note for the Accreted Value of the New Note on such date plus accrued and unpaid interest. Since exercise of this redemption option would minimize the economic yield to maturity of the New Notes, for federal income tax purposes each $1,000 face amount of a New Note will be treated as retired and reissued on each day throughout its term. The increase in the Accreted Value each day will be treated as gain realized from this deemed exchange and will be includible in the Holder's income. In addition, each Holder of a New Note will be required to include in taxable income the stated interest on the New Note in accordance with the Holder's method of accounting.

                  The Depositary for the Offer to Exchange is:

                       STATE STREET BANK AND TRUST COMPANY

                 By Hand, Registered Mail or Overnight Carrier:

                       State Street Bank and Trust Company
                           Corporate Trust Department
                        2 Avenue de Lafayette, 5th Floor
                                Boston, MA 02111
                            Attention: Meaghan Haight


                              Confirm by Telephone:
                                 (617) 662-1603







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         Any questions or requests for assistance or for additional copies of this Supplement One, the Offer to Exchange, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to All Star at the telephone number set forth below or such Holder's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                            ALL STAR GAS CORPORATION
                           119 West Commercial Street
                                  P.O. Box 303
                                Lebanon, MO 65536
                                 (417) 532-3103





















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